Exhibit 10.20

 FOURTH AMENDMENT TO MANAGEMENT AGREEMENT

Parties: MK Cuisine Global LLC (“MKC”), PlantX Lifestyle USA Inc. (“PlantX”) and Crosswalk Deli LLC (“Company”).

1.00 RECITALS

1.01  The original Management Agreement between MKC and Company was entered into on March 5, 2018 (the “Agreement”). The Agreement was amended three times. The First and Second Amendments were signed. The Third Amendment was not; however, all such amendments are deemed signed and effective. Notwithstanding, this is designated as the Fourth Amendment to the Agreement (the “Amendment”). Capitalized terms used herein and not otherwise defined have the meanings given them in the Agreement. Company has provided the Premises and the furnishings and the equipment presently associated therewith (the “Equipment”) to Manager such that Manager can continue to operate an artisanal vegan delicatessen within the Premises (the "Deli"), in exchange for the consideration payable to Company hereunder.

1.02  MKC, designated as the Manager under the Agreement, desires to add PlantX as an additional Manager under the Agreement.

1.03 Accordingly the Agreement is hereby modified as follows.

2.00 TERMS AND CONDITIONS

2.01  Wherever used in the Agreement the term “Manager” shall mean and refer to both MKC and PlantX and both entities shall be jointly and severally responsible for fulfilling the duties and obligations of Manager under the Agreement.

2.02  The parties agree that the current rent due under the Agreement is $12,500 per month and due on the first of the month through May 31, 2024. Thereafter, the rent shall be adjusted according to the Agreement.

2.03   PlantX is joined to the Agreement, as amended by this Amendment, as though it were an original signatory thereto. PlantX and MKC collectively, shall be "Manager" and shall be jointly and severally responsible for all obligations under the Agreement.

2.04  Section 2.20 of the Agreement is amended and restated to read as follows: "No party may voluntarily or by operation of law assign this Agreement (or its obligations hereunder or thereunder) without prior written consent of the other; provided that no such consent is required in connection with an assignment to an affiliate of such party or to a successor in interest to suchparty's business, whether by merger, sale of assets or otherwise."

2.05 Section 2.21 of the Agreement is deleted.

2.06 Except as expressly amended hereby, the Agreement shall remain in full force and effect, enforceable against all parties in accordance with its terms.

2.07  The Agreement as amended hereby shall be binding upon and insure to the benefit of the parties therein and their respective successors and permitted assigns.

2.08  This Amendment may be executed in one or more counterparts, by facsimile, .PDF or otherwise, each of which shall be deemed an original but all which will constitute one and thesame instrument.

COMPANY

CROSSWALK DELI LLC

By:	/s/ Brad Neal
Brad Neal, Managing Member

MK CUISINE GLOBAL LLC

By:	/s/ Matthew Kenney
Matthew Kenney, Managing Member

PLANTX LIFESTYLE USA INC.

By:	/s/ Lorne Rapkin
Name:	Lorne Rapkin
Title:	CFO